FOR IMMEDIATE RELEASE
October 30, 2003

For further information contact:
Ralph A. Fernandez
Vice President and Chief Financial Officer
Synergy Financial Group, Inc.
(800) 693-3838, extension 3292

                          Synergy Financial Group, Inc.
                     Announces Third Quarter, 2003 Earnings

Cranford,  New Jersey,  October 30,  2003 - John S. Fiore,  President  and Chief
Executive Officer of Synergy Financial Group, Inc. (OTCBB: SYNF), the middle-tier stock holding company of Synergy Bank and Synergy Financial Services, Inc., today announced earnings for the three- and nine-month periods ended September 30, 2003. For the three months ended September 30, 2003, net income was $739,000, or $0.23 per basic and diluted share, an increase of $290,000, or 64.5 percent, from $449,000 for the same period a year ago. Net income for the nine-month period ended September 30, 2003 was $2.3 million, an increase of $724,000, or 45.9 percent, from $1.6 million for the same period a year earlier. Basic and diluted earnings per share were $0.71 for the nine months ended September 30, 2003.

Total assets reached $591.3 million at September 30, 2003, an increase of 42.1 percent, or $175.3 million, from $416.0 million at September 30, 2002. Net loans increased 33.0 percent, or $99.0 million, from $300.0 million at September 30, 2002 to $399.0 million at September 30, 2003. During this same period, the allowance for loan and lease losses increased $1.0 million, from $2.1 million at September 30, 2002 to $3.1 million at September 30, 2003. The majority of this increase - $800,000 - was attributable to the allowance for loan and lease losses obtained in the January 2003 acquisition of First Bank of Central Jersey.

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Deposits  reached  $463.1  million at September  30,  2003,  an increase of 36.6 percent from the $338.9 million reported at September 30, 2002. Shareholders' equity at September 30, 2003 totaled $39.2 million, up 4.2 percent, or $1.6 million, from twelve months earlier.

Net interest income during the third quarter of 2003 was $4.6 million, compared to $3.6 million during the same period last year, an increase of 27.7 percent. During the nine months ended September 30, 2003, net interest income increased
34.4 percent, from $10.5 million to $14.1 million, when compared to the same period in 2002.

Non-interest income increased to $752,000 for the third quarter of 2003, from $471,000 for the same period in 2002. This was an increase of $281,000, or 59.7 percent. During the nine months ended September 30, 2003, non-interest income totaled $1.8 million compared to $1.3 million for the same period in 2002. This represents an increase of $478,000, or 36.6 percent. This increase was primarily attributable to the growth in service fees and realized gains on the sales of investment securities.

Non-interest expense increased to $3.8 million in the third quarter of 2003, compared with $3.0 million for the third quarter of 2002. During the nine months ended September 30, 2003, non-interest expense totaled $11.6 million, compared to $8.5 million for the same period in 2002, an increase of $3.1 million, or
36.5 percent. The increase in non-interest expense is primarily due to increased operating expenses associated with new branch offices, two of which opened in the fourth quarter of 2002 and two that were added with the acquisition of First Bank of Central Jersey in January 2003.

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"We are very pleased with our  year-to-date  results for 2003," said Mr.  Fiore.
"We continue to perform in line with our plan, strengthening our balance sheet with good loan and deposit growth," he added.


About Synergy Financial Group, Inc.

Synergy Financial Group, Inc. (the "Company) is the holding company for Synergy Bank and Synergy Financial Services, Inc. A majority of the stock of the Company is held by Synergy, MHC, a federal mutual holding company. The Company is a financial services company that provides a diversified line of products and services to consumers and small- to mid-sized businesses. Synergy offers consumer banking, mortgage lending, commercial banking, consumer finance, Internet banking, and financial services through a network of 18 branch offices located in Middlesex, Monmouth, Morris, and Union counties New Jersey.

Forward-Looking Statements

This press release contains forward-looking statements, which are not historical facts and pertain to future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations, and intentions and other statements contained in this press release that are not historical facts.

When used in this press release, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" or words of similar meaning, or future or conditional verbs, such as "will," "would," "should," "could," or "may" are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements.

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